Exhibit 99.1

NephroGenex Prices Initial Public Offering of Common Stock

Research Triangle Park, North Carolina., Feb. 10, 2014 (GLOBE NEWSWIRE) —NephroGenex, Inc. (NASDAQ: NRX), a pharmaceutical company focused on the development of therapeutics to treat kidney disease, today announced the pricing of its initial public offering of 3,100,000 shares of its common stock at an initial public offering price of $12.00 per share. The gross proceeds to NephroGenex is expected to be $37,200,000 before underwriting discounts and commissions and other offering expenses. All of the common stock is being offered by NephroGenex. In addition, NephroGenex has granted the underwriters a 45-day option to purchase up to an additional 465,000 shares of common stock from NephroGenex to cover over-allotments, if any. NephroGenex’s common stock has been approved for listing on the NASDAQ Capital Market and is expected to begin trading under the ticker symbol "NRX" on February 11, 2014.

The offering is expected to close on February 14, 2014, subject to customary closing conditions.

Aegis Capital Corp. is acting as sole book-running manager for the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on February 10, 2014. The offering will be made only by means of a prospectus. A copy of the final prospectus relating to these securities will be filed with the SEC and may be obtained from Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY, 10019, via telephone at (212) 813-1010, or via email at prospectus@aegiscap.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

79 T.W. Alexander Drive, Building 4401, Suite 290, P.O. Box 14188 • Research Triangle Park, NC 27709 • (609) 986-1780

About NephroGenex, Inc.

NephroGenex (Nasdaq: NRX) is a clinical-stage pharmaceutical company focused on developing therapeutics to treat kidney diseases caused by pathogenic oxidative chemistries. Since our inception, we have collaborated with the world’s leading experts and leveraged our knowledge of pathogenic oxidative chemistries to build a strong portfolio of intellectual property and to advance the development of our drug candidates. Our clinical product pipeline includes an oral formulation of Pyridorin, which is being developed as a chronic, therapeutic agent to slow the progression of diabetic nephropathy, as well as the application of an intravenous formulation of Pyridorin to treat specific types of acute kidney injury.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking statements, including statements relating to the anticipated closing of the initial public offering. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Applicable risks and uncertainties include those identified under the heading “Risk Factors” included in the prospectus related to the initial public offering, and in other filings that NephroGenex may make with the SEC in the future. The forward-looking statements contained in this press release reflect NephroGenex’s current views with respect to future events, and NephroGenex does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Contacts:

Media and Investors –The Trout Group

Susanna Mesa

+1 646-378-2933

smesa@troutgroup.com

79 T.W. Alexander Drive, Building 4401, Suite 290, P.O. Box 14188 • Research Triangle Park, NC 27709 • (609) 986-1780